Exhibit 5.2

Faegre Drinker Biddle & Reath LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana 46240 +1 317 569 9600 main +1 317 569 4800 fax

May 5, 2020

Anthem, Inc.

220 Virginia Avenue

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have acted as Indiana counsel for Anthem, Inc., an Indiana corporation (the “Company”), in connection with the issuance and sale by the Company of $400,000,000 aggregate principal amount of the Company’s 2.375% Notes due 2025 (the “2025 Notes”), $1,100,000,000 aggregate principal amount of the Company’s 2.250% Notes due 2030 (the “2030 Notes”), and $1,000,000,000 aggregate principal amount of the Company’s 3.125% Notes due 2050 (the “2050 Notes,” and, together with the 2025 Notes and the 2030 Notes, the “Notes”), pursuant to the Company’s automatic shelf registration statement on Form S-3 (No. 333-221824) filed with the Securities and Exchange Commission (the “Commission”) on November 30, 2017 (the “Registration Statement”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In that capacity and for purposes of this opinion letter, we have reviewed:

(a)    The Registration Statement and the Prospectus constituting a part thereof, dated November 30, 2017, relating to the issuance from time to time of debt and equity securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”);

(b)    The Prospectus Supplement, dated April 30, 2020, to the above-mentioned Prospectus relating to the Notes and filed with the Commission pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”);

(c)    The Indenture, dated as of November 21, 2017, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended by (i) that certain Officer’s Certificate dated as of September 9, 2019, including the form of the 2025 Notes attached thereto, as supplemented by Supplement No. 1 to the Officer’s Certificate dated as of May 5, 2020, and (ii) that certain Officer’s Certificate dated as of May 5, 2020, including the forms of the 2030 Notes and the 2050 Notes attached thereto;

Anthem, Inc.	May 5, 2020

(d)    The Underwriting Agreement, dated as of April 30, 2020, among the Company, BofA Securities, Inc., Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein;

(e)    The Amended and Restated Articles of Incorporation of the Company, as amended to the date hereof, and the Bylaws of the Company, as amended to the date hereof; and

(f)    The proceedings taken by the Company in connection with the authorization of the Notes.

For purposes of this opinion letter, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, agreements, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate.

On the basis of and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)    The Company is validly existing as a corporation under the laws of the State of Indiana.

(2)    The Company has the corporate power under Indiana law to execute and deliver the Notes, and the Notes have been duly authorized by the Company.

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures appearing upon certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, agreements, instruments and certificates we have reviewed, and (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

The opinions set forth herein are limited to laws of the State of Indiana (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein).

Anthem, Inc.	May 5, 2020

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing, including any changes in laws or the interpretation thereof or any changes in facts, subsequent to the delivery of this opinion letter.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Notes.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not imply or admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder. We hereby authorize Hogan Lovells US LLP to rely upon this opinion as if it had been addressed to them.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner